EXHIBIT 99.1



FIRSTFED AMERICA BANCORP, INC. Announces Dividend

SWANSEA, Mass., April 21/PRNewswire-FirstCall/-FIRSTFED AMERICA BANCORP, INC. (Amex: FAB - News) today announced that its Board of Directors declared a quarterly cash dividend to shareholders of $0.13 per share, payable on May 13, 2004 to all shareholders of record as of May 3, 2004.

FIRSTFED AMERICA BANCORP, INC. is a $2.6 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic
Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services.

For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.


     Contact:
       Philip G. Campbell, VP-Investor Relations
       (508) 679-8181 ext. 1361

       Edward A. Hjerpe, EVP/COO and CFO
       (508) 679-8181 ext. 1505